Exhibit 99.1

NEWS RELEASE
For Immediate Release:
August 14, 2019

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION TO ACQUIRE PLATEAU EXCAVATION, INC.; A LEADING SITE INFRASTRUCTURE IMPROVEMENT CONTRACTOR

Transformative Acquisition to Deliver Accretive Gross Margin, EBITDA Margin and Earnings

Announces Commitment for New Term Loan and Revolving Credit Facilities

Conference Call with Accompanying Slide Deck: Wednesday, August 14th at 11:00 am ET

THE WOODLANDS, TX - August 14, 2019 - Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that it has signed a definitive agreement to purchase Austell, GA-based Plateau Excavation, Inc. and its related entities (collectively “Plateau”), a leading specialty contractor, for $400 million; $375 million in cash and $25 million in Sterling Common Stock and seller notes. Sterling plans to finance the transaction and replace its current borrowing facility with a new $400 million term loan together with a $75 million revolving credit facility, for which it has received a financing commitment from BMO Harris Bank N.A., and its available cash balance. The transaction is expected to close near the end of the third quarter of 2019, subject to customary closing conditions and regulatory approvals.
Plateau serves large, blue-chip customers in the e-commerce, data center, distribution center and warehousing, and energy sectors. They are a leading provider of large-scale site infrastructure improvement contracting services and are the largest excavating contractor in the Southeastern U.S. Plateau has approximately 800 employees throughout its region of operation.
Acquisition Highlights

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Provides Sterling with diversification of revenue streams, a broad range of high-quality customers in rapidly growing end markets, increasing profitability and cash flow, and reduced execution risk for the Company overall.

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Geographic expansion into growing Southeast U.S. market where Sterling has no presence, in addition to opportunities created by Plateau’s newfound exposure to the South and West regions where Sterling has a strong foothold.

•	Highly scalable footprint and infrastructure with a focus on fast paced, time sensitive projects requiring a variety of services, capabilities and types of equipment.

•	Three-year revenue growth CAGR of 12% with accretive EBITDA margins and Free Cash Flow Conversion of approximately 80%.

•	Plateau’s experienced and highly effective management team will stay on and continue leading the business.

•	Excluding transaction related costs, the acquisition is expected to be accretive to EPS and generate free cash flow in the fourth quarter of 2019.
“Sterling’s acquisition of Plateau aligns directly with our strategic growth plan as it meets our key criteria of expansion into adjacent markets, diversification of revenue sources and customer base, and enhancement of our overall margin mix while reducing our risk,” said Joe Cutillo, Sterling’s Chief Executive Officer. “Plateau is a transformational acquisition in that it not only complements our core heavy civil construction and commercial concrete businesses, but also gives Sterling access to new geographies and rapidly growing end markets. Given the similarities in project execution experience and capabilities, and the opportunity to leverage both our existing fleet of equipment and current geographic footprint, we are highly enthusiastic about Plateau’s ability to drive increased value for our shareholders.”
“The rapid growth in e-commerce, cloud computing, and the continuing rise of internet activities makes Plateau, a company that specializes in data center and warehouse construction, a very attractive addition to Sterling’s portfolio of businesses,” continued Mr. Cutillo. “This type of construction commands higher margins than our heavy highway space and enables us to grow alongside an impressive end-customer base including many of the largest and respected e-commerce, social media, logistics providers and big-box enterprises.”
Mr. Cutillo also expressed his eagerness to begin working with Plateau management, “We are not only acquiring a best in class construction company, but a best in class management team. Greg Rogers and Brad Carroll, the top two executive leaders of Plateau, will remain onboard to continue running the business in order to maximize profitable growth and we could not be more excited to begin our working relationship.”
Plateau’s full-year 2018 revenues were approximately $290 million. Excluding transaction related costs, the acquisition is expected to be accretive to Sterling’s gross and EBITDA margins, earnings per share and free cash flow beginning in the fourth quarter of 2019. Pro forma for the transaction as of June 30, 2019, Sterling’s secured Debt-to-combined EBITDA ratio would be approximately 3.1X. Sterling expects strong cash flow to support deleveraging over the course of 2020 and 2021.
Concurrent with the acquisition of Plateau, Sterling will enter into a new Credit Agreement which provides for a five-year term loan facility in the principal amount of $400 million along with a $75 million revolving credit facility. BMO Capital Markets Corp. will act as lead arranger and BMO Harris Bank N.A. will act as administrative agent for the new term loan and revolving credit facilities.

Conference Call
Sterling’s management will hold a conference call to discuss this transaction on Wednesday, August 14, 2019 at 11:00 a.m. ET/10:00 a.m. CT Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755. Please call in ten minutes before the conference call is scheduled to begin and ask for the Sterling Construction call. Following management’s opening remarks, there will be a question and answer session. Additionally, a slide presentation that will accompany management’s comments has been posted to the Investor Relations section of the Company’s website, which can be found at www.strlco.com, where a simultaneous webcast of the call will be available as well. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for thirty days.
Sterling Construction Company, Inc.
Sterling Construction Company, Inc. (“Sterling” or “the Company”), a Delaware corporation, is a construction company that specializes in heavy civil infrastructure construction and infrastructure rehabilitation as well as residential construction projects, primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas, Utah and other states in which there are feasible construction opportunities. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Residential construction projects include concrete foundations for single-family homes.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Mike Gaudreau 212-836-9620